                       Consent of Independent Accountants


We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-4 and related Prospectus of DIMON Incorporated for the registration of $200 million 9 5/8% senior notes due 2011 and to the incorporation by reference therein of our report dated August 17, 2001, with respect to the consolidated financial statements and schedule of DIMON Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2001 filed with the Securities and Exchange Commission.


                                    Ernst & Young LLP


Greensboro, North Carolina
November 20, 2001